Exhibit 10.1(e)

December 2, 2002

Mr. Chris Hickok, CCIM

United Properties

3500 west 80th Street

Minneapolis, MN 55431

Re:          Renewal Proposal:

LANDLORD:	St Paul Properties

TENANT:	Sauer-Danfoss (US) Company

BUILDING:	3500 Annapolis Lane North Plymouth, Minnesota

USE:	Office/ Warehouse

TERM:	Five (5) Years – with two termination options as outlined in this proposal.

PREMISES:	22,719 square feet of office space 51,260 square feet of warehouse space 73, 979 total square footage

COMMENCEMENT DATE:	March 1, 2003

NET RENTAL RATE:	Months 1-12: $6.44 per square foot(current rate) Months 13-36 $6.57 per square foot Months 37-60 $6.75 per square foot

OPERATING EXPENSES:

The Tenant will pay its proportionate share of operating expenses, including common area maintenance, insurance, management fees and real estate taxes. The 2003 estimate of these costs is $3.51 per square, down from $3.60 psf in 2002.

UTILITIES:	The Premises is separately metered and billed directly to the Tenant.

TERMINATION OPTION:

The lease may be terminated between months 36 and 44 of the lease term by providing 6 months advance written notice and payment of 6 months gross rent The lease may be terminated between months 45 and 50 by providing 6 months notice and payment of 3 months gross rent.

PARKING:

The landlord will at its cost add additional parking during the first two years of the lease term. The additional parking is contingent on the city approval if this added parking. The general area for this will be the South East corner of the existing lot.

CONTINGENCY:	This offer is non-binding and contingent upon a mutually executed renewal agreement between Landlord and Tenant.

Nothing contained herein shall be binding upon either party until such documents are fully executed by both parties. The terms of this proposal will remain in effect until December 6th, 2002.

Regards,

David Gawthrop

Mobile Electronics Controller

Sauer-Danfoss (US) Company

763-509-2018

AMENDMENT NO. 1 TO LEASE

THIS AMENDMENT NO. 1 TO LEASE (“Amendment”) made as of the 9th day of December, 2002, by and between ST. PAUL PROPERTIES, INC., a Delaware corporation (“Landlord”) and SAUER-DANFOSS US COMPANY, a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Sauer-Sundstrand Company (“Sauer”) were the parties to a certain Lease Agreement dated September 17, 1997 (the “Lease”), for premises described therein (the “Premises”); and

WHEREAS, Tenant is the successor by merger to Sauer; and

WHEREAS, Landlord and Tenant wish to amend the Lease to reflect certain additional agreements between them.

NOW, THEREFORE, in consideration of the Premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1.             Defined Terms. Unless otherwise indicated, capitalized terms shall be defined in the manner set forth in the Lease.

2.             Extension of Term. The Term of the Lease is hereby extended for a period of sixty (60) months commencing March 1, 2003 (the “Extension Commencement Date”) and ending on February 29, 2008 (such period the “Extension Term”).

3.             Base Rent. During the Extension Term, Tenant shall pay base rent for the Premises in the amount of:

(a)            for the period beginning on the Extension Commencement Date and ending on the last day of the twelfth calendar month of the Extension Term, Four Hundred Seventy Six Thousand Four Hundred Twenty Four and 76/100ths Dollars ($476,424.76) per annum, ($39,702.06 per month); and

(b)            for the period beginning on the first day of the thirteenth full calendar month of the Extension Term and ending on the last day of the Extension Term, Five Hundred Five Thousand Two Hundred Seventy Six and 57/100ths Dollars ($505,276.57) per annum ($42,106.38 per month, without deduction or setoff therefrom, payable at the time and in the manner set forth in the Lease for the payment of base rent.

4.             Right of Termination. Tenant shall have two options to terminate the Lease as provided in this Paragraph 4. The first option shall allow Tenant to terminate the Lease effective as of the last day of the thirty-sixth full calendar month of the Extension Term (the “First Option

Termination Date”) by giving written notice thereof (the “First Option Termination Notice”) to Landlord not later than the last day of the twenty-seventh full calendar month of the Extension Term; provided however, it shall be a condition precedent to the exercise of such option that, simultaneously with the delivery of the First Option Termination Notice, Tenant delivers to Landlord a termination fee in the amount of $410,558.36 by wire transfer or by cashier’s check payable to Landlord’s order, which fee represents the sum of (a) six (6) months base rent and Operating Costs; plus (b) unamortized leasing commissions paid by Landlord in connection with extension of the term contemplated by this Amendment. The second option shall allow Tenant to terminate the Lease effective as of the last day of the fiftieth full calendar month of the Extension Term (the “Second Option Termination Date”) by giving written notice thereof (the “Second Option Termination Notice”) to Landlord not later than the last day of the forty-fourth full calendar month of the Extension Term; provided however, it shall be a condition precedent to the exercise of such option that, simultaneously with the delivery of the Second Option Termination Notice, Tenant delivers to Landlord a termination fee in the amount of $203,621.65 by wire transfer or by cashier’s check payable to Landlord’s order, which fee represents the sum of (x) three (3) months base rent and Operating Costs; plus (y) unamortized leasing commissions paid by Landlord in connection with extension of the term contemplated by this Amendment. In addition to the foregoing, the following shall be conditions precedent to the exercise of either termination option granted by this Paragraph: (r) Tenant shall not be in default under any of the terms and conditions of the Lease as of the date of the First Option Termination Notice or the Second Option Termination Notice or as of the First Option Termination Date or the Second Option Termination Date; and (s) in each of the First Option Termination Notice or the Second Option Termination Notice, as the case may be, Tenant shall include a representation that the reason for termination of the Lease is Tenant’s requirement for premises in excess of 74,000 contiguous rentable square feet in which to conduct its business. If Tenant satisfies all of the foregoing conditions, base rent, Operating Costs and other expenses due and payable by Tenant under the Lease shall be paid through and apportioned as of the First Option Termination Date or the Second Option Termination Date, as applicable, and neither Landlord nor Tenant shall have any rights, estates, liabilities or obligations accruing under the Lease after the First Option Termination Date or the Second Option Termination Date, as applicable, except such rights and obligations which, by the terms of the Lease, expressly survive the expiration or termination of the Lease. The right to terminate granted herein shall be personal to Tenant and shall not accrue to any assignee, sublessee or successor to the interest of Tenant under the Lease.

5.             Parking.    At any time between the Extension Term Commencement Date and the last day of the thirty-sixth full calendar month of the Extension Term, by written request to Landlord, Tenant shall have the right to request that Landlord provide not more than twenty-five additional surface parking spaces for use by Tenant, Tenant’s employees and invitees, which surface parking shall be in the area shown on Exhibit A attached to this Amendment and made a part hereof (the “Surface Parking”). Upon such request, and, at all times subject to consent to the construction of the Surface Parking by the City of Plymouth, Landlord, at Landlord’s sole cost and expense, will construct the Surface Parking; provided however that (a) Landlord shall have the sole right to seek the consent of the City of Plymouth to construct the Surface Parking; and (b) notwithstanding when the consent of the City of Plymouth is received, Landlord shall be obligated to commence construction of the Surface Parking in any year only if such construction can be commenced and completed from the period from April 15 to October 15 of the year in which the construction is to be performed. Notwithstanding anything in this Paragraph 5 to the contrary, Tenant shall not have the right to request that Landlord construct the Surface Parking if Tenant is then in default under the Lease.

6.             Miscellaneous.

(a)           On the Extension Term Commencement Date, Tenant shall take the Premises in their then AS-IS, WHERE-IS AND WITH ALL FAULTS CONDITION.

(b)           The extension of the term contemplated by this Amendment constitutes the renewal of lease described in Paragraph 29, and Tenant agrees that it has no further rights to extend the Lease or renew the term.

(c)           The parties agree that, except for United Properties, LLC, neither party has been represented by any broker, agent or other person in connection with this transaction contemplated by this Amendment and each party agrees to defend, indemnify and hold the other party harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with either party with regard to the transaction contemplated by this Amendment. Landlord agrees that, subject to the provisions of Paragraph 4 hereof regarding the payment of unamortized leasing commissions, Landlord shall be solely responsible for any payment due to United Properties, LLC, arising from this transaction.

7.             Reference to and Effect on the Lease.

(a)           Upon the effectiveness of this Amendment, each reference in the Lease to “this Lease”, “hereunder”, “hereof, “herein” or words of like import referring to the Lease shall mean and be a reference to the Lease as amended hereby.

(b)           Except as specifically set forth above, the Lease remains in full force and effect and is hereby ratified and confirmed; provided, however, that the parties agree that the rights and obligations of each of them occurring prior to the Extension Commencement Date shall survive the execution and delivery of this Amendment.

(c)           Wherever there exists a conflict between this Amendment and the Lease, the provisions of this Amendment shall control.

8.              Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

9.              Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10.            Time of Essence. Time shall be of the essence as to each and every term and provision of this Amendment and the Lease.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ST. PAUL PROPERTIES, INC.			SAUER-DANFOSS US COMPANY

By:	/s/ Michael D. Elnicky		By:	/s/ Karl Schmidt
	Its:	MICHAEL D. ELNICKY		Its:	EVP & CFO
ASSET MANAGER